                      SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C.  20549

                          --------------------------


                                   FORM 8-K

                                CURRENT REPORT


                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



        Date of Report (date of earliest event reported):  April 6, 1995



                          CORAM HEALTHCARE CORPORATION
- - --------------------------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)


      Delaware                       1-11343                     33-0615337
- - --------------------------------------------------------------------------------
(State or other jurisdiction       (Commission                  (IRS Employer
   of incorporation)               File Number)              Identification No.)



1125 Seventeenth Street, 15th Floor, Denver, Colorado               80202
- - --------------------------------------------------------------------------------
  (Address of principal executive offices)                        (Zip Code)



                                 (303) 292-4973
- - --------------------------------------------------------------------------------
              (Registrant's telephone number, including area code)



                                 Not applicable
- - --------------------------------------------------------------------------------
             (Former name or address, if changed since last report)

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

         On January 29, 1995, Coram Healthcare Corporation, a Delaware corporation (the "Company"), entered into a definitive agreement to acquire substantially all of the assets used in the alternate site infusion health care business, the home care management and utilization system business and women's health care business of Caremark Inc. (the "Caremark Business"), and issued the press release attached hereto as Exhibit A, which is incorporated herein in its entirety by this reference. On April 6, 1995, the Company completed the acquisition of the Caremark Business and issued the press release attached hereto as Exhibit B, which is incorporated herein in its entirety by this reference.

         Pursuant to the terms of the Asset Sale and Note Purchase Agreement dated as of January 29, 1995, as amended on April 1, 1995 between the Company, Caremark Inc., a California corporation ("Caremark") and a wholly-owned subsidiary of Caremark International Inc., a Delaware corporation ("Caremark International") (the "Asset Purchase Agreement"), attached hereto as Exhibit C and incorporated herein in its entirety by this reference, the purchase price of the Caremark Business was $309 million, consisting of (i) $209 million in cash and (ii) $100 million of junior subordinated pay-in-kind notes payable to Caremark, consisting of a $75 million 7% Convertible Subordinated PIK Note (the "Junior Convertible Subordinated PIK Note") and a $25 million 12% Non-Convertible Subordinated PIK Note (the "Junior Non-Convertible Subordinated PIK Note" and, collectively with the Junior Convertible Subordinated PIK Note, the "Junior Subordinated PIK Notes"). The purchase price may be increased or decreased by up to $15 million, plus an additional increase or decrease of up to $3 million depending upon the amount of certain employee health plan liabilities pursuant to a post-closing adjustment.

         The Company acquired all of the assets of Caremark and Caremark International used in or related to the Caremark Business (collectively, the "Acquired Assets") including tangible and intangible assets owned by Caremark. The Company also assumed only the liabilities of the Caremark Business (i) adequately reflected or fully reserved against in a net assets statement of the Caremark Business dated as of December 31, 1994, (ii) which are immaterial and incurred in the ordinary course of business, (iii) which arise after April 6, 1995 under certain contracts assumed by the Company, and (iv) certain employee liabilities. Other assets (the "Excluded Assets"), including cash and cash equivalents, and the rights to any mark using "Care" or "Caremark", and all remaining liabilities of Caremark and Caremark International (the "Excluded Liabilities") including liabilities associated with the pending investigation of Caremark by the Office of the Inspector General of the U.S. Department of Health and Human Services (the "OIG"), remain the responsibility of Caremark and Caremark International.

         The Asset Purchase Agreement provides for indemnification by each of the parties thereto of the other within certain limits. Under the terms of the Asset Purchase Agreement, Caremark and Caremark International, jointly and severally, will indemnify the Company and its affiliates against any liabilities arising out of the (i) breach by Caremark of any of its covenants under the Asset Purchase Agreement, (ii) the failure of any representation or warranty made by Caremark in the Asset Purchase Agreement to be true in all respects as of the date of the Asset Purchase Agreement and the deemed closing date of April 1, 1995, (iii) the use, operation or ownership of any of the Excluded Assets, (iv) any Excluded Liability and (v) certain other liabilities, including the failure of Caremark to obtain certain consents and approvals necessary to transfer





                               Page 2 of 6 Pages
the assets of the Caremark Business; provided, however, that with respect to breaches by Caremark of any representation or warranty the aggregate of all such liabilities and damages exceeds $10 million. With respect to breaches by it of any representation or warranty, the total amount Caremark may be required to pay is limited to $130 million and the representations and warranties, subject to certain exceptions, will expire on April 1, 1997. With respect to all other claims for indemnification (including any claims related to the pending investigation of Caremark by the OIG), Caremark must indemnify the Company without any minimum threshold and without limitation by time or amount. Pursuant to the Asset Purchase Agreement, the Company will indemnify Caremark and Caremark International against any liabilities arising out of the (i) material breach by the Company of any of its covenants under the Asset Purchase Agreement, (ii) the failure of any representation or warranty made by the Company in the Asset Purchase Agreement to be true in all respects as of the date of the Asset Purchase Agreement and April 6, 1995, (iii) the use, operation or ownership of any of the Acquired Assets after April 6, 1995 or
(iv) any of the liabilities assumed under the Asset Purchase Agreement.

         Pursuant to the Asset Purchase Agreement, for a period from April 1, 1995 through December 31, 2001, Caremark will not and will not permit any of its affiliates to engage in, directly or indirectly, or have any direct or indirect interest in any entity or person that engages in any business which is the same or substantially similar to the Caremark Business (a "Competing Business"); provided, however, that Caremark may own up to 20% of the equity of an entity whose Competing Business revenues are at all times less than 30% of such entity's total revenues; provided, further, that the aggregate of (i) Caremark's proportionate share of the Competing Business Revenues per year and
(ii) revenues of certain physician groups associated with Caremark does not exceed certain specified thresholds.

         The Company financed the cash portion of the purchase price of the Caremark Business and the repayment of all of its outstanding indebtedness under the Amended and Restated Credit Agreement dated as of February 10, 1995, by and among the Company, Curaflex Health Services, Inc., HealthInfusion, Inc., Medisys, Inc., H.M.S.S., Inc. and T2 Medical, Inc., Toronto Dominion (Texas), Inc., the Co-Agents named therein and the financial institutions party thereto, of $123,800,000 principal amount, together with related fees and expenses, through (i) borrowings under a new credit facility (the "Senior Credit Facility"), with Chemical Bank, as agent, providing for aggregate commitments of up to $300 million, including a $100 million revolving credit facility, and
(ii) the proceeds of a $150 million bridge financing provided by an affiliate of DLJ Bridge Finance, Inc.

         Concurrently with the acquisition of the Caremark Business, the Company contributed the Caremark Business to a wholly-owned subsidiary of Coram, Inc., a Delaware corporation and a newly-formed, wholly-owned subsidiary of the Company ("Coram"), and the Company contributed to Coram all of the outstanding capital stock of each of its direct and indirect subsidiaries other than Coram. As a result of these transactions, all of the operations conducted by the Company immediately prior to the acquisition of the Caremark Business on April 1, 1995 and the Caremark Business were conducted through subsidiaries of Coram immediately following the acquisition of the Caremark Business.

         Pursuant to the terms of the Credit Agreement dated as of April 6, 1995, among the Company, Coram, the lenders named therein and Chemical Bank as Administrative Agent,





                               Page 3 of 6 Pages

Collateral Agent and Fronting Bank, attached as Exhibit D hereto and incorporated herein in its entirety by this reference, Coram is entitled to borrow up to an aggregate principal amount of $300 million. The Senior Credit Facility consists of (i) a five-year senior secured term loan facility (the "Term Loan") in an aggregate principal amount of $200 million and (ii) a revolving credit facility (the "Revolving Credit Facility"), of which up to $20 million is available in the form of letters of credit. The Term Loan will mature in five years. Coram may borrow, pay or repay and reborrow under the Revolving Credit Facility and the letters of credit issued thereunder for a five year period. Loans under the Senior Credit Facility bear interest at a rate equal to, at Coram's option, a Eurodollar rate or an alternate base rate (equal to the highest of the prime rate as reported by Chemical Bank, the secondary market rate for a three month certificate of deposit plus 1% and (3) the federal funds rate in effect plus 0.5%) plus a margin ranging from 1.50% to .50% for the base rate or 1.50% to 2.50% for the Eurodollar rate. Coram's obligations under the Senior Credit Facility are guaranteed by the Company and each of Coram's subsidiaries, and such guarantees are secured by security interests on all of the capital stock of Coram and each of its corporate subsidiaries and by substantially all of the Company's assets.

         Pursuant to the Securities Purchase Agreement (including a Form of Subordinated Bridge Note (the "Bridge Note")), dated as of April 6, 1995 among Coram, the Company and Coram Funding, Inc., attached as Exhibit E hereto and incorporated herein in its entirety by this reference, interest on the Bridge
Note is payable at the prime rate plus a spread (the "Spread") initially equal to 300 basis points. If the Bridge Note is not retired in whole by the end of the first six-month period following the issuance date, the Spread will increase by 100 basis points and continue to increase by an additional 50 basis points at the end of each subsequent three-month period for so long as the Bridge Note is outstanding; provided, that such rate will not exceed 21% per annum; provided further, that the portion, if any, of any interest payment representing a rate per annum of in excess of 15.25% shall be paid by issuing subordinated bridge notes with a principal amount equal to such excess portion. The Company may, at its option, redeem the Bridge Note upon ten days' notice to the holder of the Bridge Note at par. The Bridge Note is also subject to mandatory redemption upon the occurrence of certain conditions. The Bridge
Note is subordinated to the Senior Credit Facility and certain refinancings thereof.

         Pursuant to the terms of the Junior Subordinated PIK Notes, attached as Exhibit F hereto and incorporated herein in their entirety by this reference, interest is payable semi-annually at the rate of 7% per annum for the Junior Subordinated Convertible PIK Notes, and at the rate of 12% per annum for the Junior Subordinated Non-Convertible PIK Notes. The Junior Subordinated PIK Notes mature upon the earlier of an event of default or October 1, 2005. Also, prior to April 6, 1997, interest on the Junior Subordinated PIK Notes is payable in additional Junior Subordinated PIK Notes, at the election of the Company. Thereafter, interest is payable in cash, subject to the satisfaction of certain lender tests. The Junior Subordinated Convertible Note is convertible at any time subsequent to April 6, 1996, in whole or in part, into shares of the Company's Common Stock determined by dividing the aggregate principal amount thereof by $27 per share, subject to adjustment. The Company is required to file, and use its best efforts to cause to become effective on or before April 6, 1996, a registration statement covering the shares of Common Stock of the Company issuable upon conversion thereof. The Company is required to maintain the effectiveness of such registration statement for a three-year period following the original effective date of the registration statement.
The Junior Subordinated PIK Notes are expressly subordinated to the Senior Credit Facility and the indebtedness under the Bridge Note.





                               Page 4 of 6 Pages

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

         (a)     Financial Statement of Business Acquired

                 Audited financial statements of the Caremark Business, including a Combined Statement of Operations and Combined Statement of Cash Flows for the years ended December 31, 1994, 1993 and 1992, and a Balance Sheet for the years ended December 31, 1994 and 1993, together with a manually signed accountants' report, are filed herewith.

         (b)     Pro Forma Financial Information

                 Pro forma financial information, including a Combined Condensed Statement of Continuing Operations and Combined Condensed Balance Sheets, in each case giving effect to the acquisition of the Caremark Business, will be filed within 60 days of filing this report on Form 8-K.

         (c)     Exhibits

                The following exhibits are furnished in accordance with Item 601 of Regulation S-K.

                 99.A         Press Release Issued by the Company on
                              January 30, 1995.

                 99.B         Press Release Issued by the Company on April
                              6, 1995.

                 99.C Asset Sale and Note Purchase Agreement dated as of January 29, 1995, among Coram
                              Healthcare Corporation, Caremark
                              International Inc. and Caremark Inc, as
                              amended April 1, 1995.

                 99.D Credit Agreement dated as of April 6, 1995 among Coram Healthcare Corporation, Coram, Inc., the lenders named therein and Chemical Bank as Administrative Agent, as Collateral Agent and as Fronting Bank.

                 99.E Securities Purchase Agreement, and Form of Subordinated Bridge Note, dated as of April 6, 1995 among Coram, Inc., as Issuer, Coram Funding, Inc., as initial Purchaser and Coram Healthcare Corporation.

                 99.F $75 million 7% Convertible Subordinated PIK Note and $25 million 12% Non-Convertible Subordinated PIK Note.





                               Page 5 of 6 Pages

                                   SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:    April 17, 1995                    CORAM HEALTHCARE CORPORATION
                                           (registrant)

                                           By: /s/ Sam R. Leno
                                               --------------------
                                               Sam R. Leno
                                               Vice President and Chief
                                               Financial Officer





                               Page 6 of 6 Pages

                          CAREMARK INTERNATIONAL INC.
                             HOME INFUSION BUSINESS
                    INDEX TO COMBINED FINANCIAL STATEMENTS




                                                                          PAGE
                                                                          ----


Report of Independent Accountants                                          1

Combined Statements of Operations                                          2

Combined Balance Sheets                                                    3

Combined Statements of Cash Flows                                          4

Combined Statements of Divisional Equity                                   5

Notes to Combined Financial Statements                                   6 - 14

                           200 East Randolph Drive        Telephone 312 540 1500
                           Chicago, IL 60601

- - --------------------------------------------------------------------------------

        PRICE WATERHOUSE LLP                             (PRICE WATERHOUSE LOGO)




                      REPORT OF INDEPENDENT ACCOUNTANTS



        March 15, 1995

        To the Board of Directors of
        Caremark International Inc.



        In our opinion, the accompanying combined balance sheets and the related statements of operations, divisional equity and of cash flows present fairly, in all material respects, the financial position of Caremark International Inc.'s Home Infusion Business at December 31, 1994 and 1993, and the results of its operations and its cash flow for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the company's management, our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



        /s/ PRICE WATERHOUSE LLP
        Price Waterhouse LLP

                          Caremark International Inc.
                             Home Infusion Business
                       Combined Statements of Operations





Year ended December 31                                    1994       1993       1992
(in millions)                                             ----       ----       ----
Net revenues                                            $441.9     $420.5     $457.0

Cost of goods and services sold                          338.2      300.6      321.2
Marketing and administrative expenses                     58.7       68.3       82.2
Provision for doubtful accounts                           22.6       31.1       25.4
Restructuring and integration charges                     25.0          -       26.7
Minority interests                                         3.5        9.9       10.7
                                                        ------     ------     ------

Income (loss) before sundry and income taxes              (6.1)      10.6       (9.2)

Sundry income, net                                         2.0        0.5        5.4
                                                        ------     ------     ------

Income (loss) before income taxes                         (4.1)      11.1       (3.8)

Income tax expense (benefit)                              (1.7)       4.7       (1.0)

                                                        ------     ------     ------
Net income (loss)                                       $ (2.4)    $  6.4     $ (2.8)
                                                        ======     ======     ======

See accompanying Notes to Combined Financial Statements.

                          Caremark International Inc.
                             Home Infusion Business
                            Combined Balance Sheets




Year ended December 31                                   1994          1993
(in millions)                                            ----          ----
Assets

Current assets:
Cash and equivalents                                  $   4.7       $   1.6
Accounts receivable, net                                143.5         118.6
Deferred tax assets                                      23.5          14.1
Inventories                                              11.5           9.9
Prepaid expenses and other current assets                 1.7           1.2
   Total current assets                                 184.9         145.4
                                                      -------       -------
Property and equipment, net                              29.7          32.8
Goodwill, net                                           196.7          21.2
Other noncurrent assets                                   7.4           7.2
                                                      -------       -------
Total assets                                          $ 418.7       $ 206.6
                                                      =======       =======

Liabilities and Divisional Equity

Current liabilities:
Current maturities of long-term debt
    and lease obligations                             $   1.6       $   0.4
Accounts payable                                         26.7          34.6
Accrued liabilities                                      53.4          30.0
                                                      -------       -------
    Total current liabilities                            81.7          65.0
                                                      -------       -------
Long-term debt and lease obligations                      0.6           0.3
Deferred tax liabilities                                 26.6           4.5
Other noncurrent liabilities                              3.7           2.5
Commitments and contingent liabilities (Note 11)
Minority interests                                        5.0          10.9


Divisional equity                                       301.1         123.4
                                                      -------       -------
Total liabilities and divisional equity               $ 418.7       $ 206.6
                                                      =======       =======

See accompanying Notes to Combined Financial Statements.

                          Caremark International Inc.
                             Home Infusion Business
                       Combined Statements of Cash Flows


Year ended December 31
(brackets denote cash outflows)
(in millions)
                                                                 1994        1993        1992
                                                                 ----        ----        ----
Cash flows from operations:

Net income (loss)                                            $   (2.4)   $    6.4    $   (2.8)

Adjustments for non-cash items:
    Provision for doubtful accounts                              22.6        31.1        25.4
    Depreciation and amortization                                17.5        16.1        14.4
    Deferred income taxes                                        12.7        19.3        (8.9)
    Restructuring and integration charges                        25.0           -        26.7
    Other                                                         1.5         2.9         1.8

Changes in balance sheet items:
    Accounts receivable                                           4.4        (6.3)      (54.4)
    Inventories                                                   4.3         6.5        (1.5)
    Accounts payable and accrued liabilities                    (10.0)      (24.6)       31.3
    Prepaid expenses and other current assets                     0.7         1.4        (3.7)
    Restructuring and integration payments                      (65.8)      (17.8)          -
                                                             --------    --------    --------
Cash flows from operations                                       10.5        35.0        28.3
                                                             --------    --------    --------

Cash flows from investing activities:

Capital expenditures                                             (7.1)      (10.5)      (21.2)
Acquisitions, net of cash received                             (180.8)          -        (7.6)
                                                             --------    --------    --------
Cash flows from investing activities                           (187.9)      (10.5)      (28.8)
                                                             --------    --------    --------

Cash flows from financing activities:

Net issuances of debt and lease obligations                       0.4         0.7           -
Advances from (payments to) Caremark International Inc.         180.1       (36.2)       (8.3)

                                                             --------    --------    --------
Cash flows from financing activities                            180.5       (35.5)       (8.3)
                                                             --------    --------    --------

Increase (decrease) in cash and equivalents                      3.09       (11.0)       (8.8)
Cash and equivalents, beginning of year                           1.6        12.6        21.4
                                                             --------    --------    --------
Cash and equivalents, end of year                            $    4.7    $    1.6    $   12.6
                                                             ========    ========    ========

See accompanying Notes to Combined Financial Statements.

                          Caremark International Inc.
                             Home Infusion Business
                    Combined Statements of Divisional Equity





Year ended December 31                                           1994        1993       1992
(in millions)                                                    ----        ----       ----
Balance, beginning of year                                    $ 123.4    $  153.2    $ 164.3

Net income (loss)                                                (2.4)        6.4       (2.8)

Advances from (payments to) Caremark International Inc.         180.1       (36.2)      (8.3)
                                                              -------    --------    -------
Balance, end of year                                          $ 301.1    $  123.4    $ 153.2
                                                              =======    ========    =======

See accompanying Notes to Combined Financial Statements.

                          CAREMARK INTERNATIONAL INC.
                             HOME INFUSION BUSINESS
                     NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1:  BUSINESS

The accompanying combined financial statements comprise Caremark International Inc.'s ("Caremark") Home Infusion Business ("Home Infusion" or the "business") which consists of Caremark's Clinical Management Services Division and its Home Care Management System Division. The Clinical Management Services Division provides alternate site infusion therapies which include: total parenteral nutrition therapy, enteral nutrition therapy, antibiotic, antiviral and antifungal therapies, chemotherapy and pain management therapy. The Home Care Management System Division provides or arranges for all of a patient's homecare needs including respiratory therapy and durable medical equipment. In January 1995, Caremark entered into a definitive agreement to sell the business to Coram Healthcare Corporation (Note 13).
    The accompanying combined financial statements reflect the "carve-out" financial position, results of operations and cash flows of Home Infusion for the periods presented. The combined financial statements have been prepared as if Home Infusion had operated as a stand-alone entity for all periods presented, and include those assets, liabilities, revenues and expenses directly attributable to the Home Infusion operations. Certain corporate general and administrative expenses of Caremark have been allocated to the business on various bases which, in the opinion of management, are reasonable. However, such expenses are not necessarily indicative of, and it is not practical for management to estimate, the nature and level of expenses which might have been incurred had the business been operating as a separate company. The financial information included herein does not necessarily reflect what the financial position and results of operations of Home Infusion would have been had it operated as a stand-alone entity during the periods covered, and may not be indicative of future operations or financial position.


NOTE 2:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies is presented to assist the reader in understanding and evaluating the combined financial statements. These policies are in conformity with generally accepted accounting principles and have been applied consistently in all material respects.

Basis of combination
The combined financial statements include the accounts of the business and majority-owned subsidiaries and partnerships in which it has more than 50% ownership interest or exercises control. All material intercompany accounts and transactions have been eliminated in consolidation.

Revenues
Revenues are recorded net of estimated contractual allowances under third party reimbursement agreements.

Cash and equivalents
Cash and equivalents include cash, cash investments and marketable securities with original maturities of three months or less. Home Infusion participates in Caremark's centralized cash management program. Consequently, cash on hand at the balance sheet date is not necessarily indicative of the cash balance on a stand-alone basis (Note 12).

Inventories
Inventories primarily consist of pharmaceutical drugs, which require compounding and other processing before delivery to customers, and related supplies. Inventories are valued at the lower of cost (first-in, first-out method) or market.

Property and equipment
Property and equipment are stated at cost, net of accumulated depreciation. Assets purchased in acquisitions are recorded at their respective fair values. Expenditures that extend the useful life of property and equipment or increase productivity are capitalized, whereas maintenance and repairs are charged to expense in the year incurred.
    Depreciation and amortization are provided for financial reporting purposes principally on the straight-line method over the estimated useful lives of the assets or, for leasehold improvements, over the terms of the related leases if shorter. Both straight-line and accelerated methods of depreciation are used for income tax purposes.

Goodwill and other intangible assets
Goodwill represents the excess of consideration paid for businesses acquired in purchase transactions over the fair value of net assets acquired. It is amortized on a straight-line basis over estimated useful lives not exceeding 40 years. The business recorded goodwill amortization of $4.5, $0.6 and $0.7 million in 1994, 1993 and 1992, respectively. Other intangible assets primarily include noncompete agreements and other identified rights which are amortized on a straight-line basis over the lesser of their legal or estimated useful lives. The carrying values of intangible assets are reviewed for impairment on a periodic basis.

Income taxes
Home Infusion's operations have been included in Caremark's consolidated U.S. federal and state income tax returns. Prior to November 30, 1992, operations of the business were included in Baxter International Inc.'s consolidated income tax returns. The provision for income taxes shown in the accompanying combined financial statements has been determined as if Home Infusion had filed separate tax returns under its existing legal structure for the periods presented. All U.S. income taxes, including deferred taxes, are settled with Caremark on a current basis through the "Advances from and payments to Caremark" account.
    Income tax expense is based on pre-tax income for financial reporting purposes, adjusted for the effects of permanent differences between such income and that reported for tax return purposes. In 1992, the business prospectively adopted Statement of Financial Accounting Standards No. 109 ("FAS 109"), "Accounting for Income Taxes." FAS 109 requires an asset and liability approach, whereby deferred tax assets and liabilities are recognized for expected future tax consequences of temporary differences between the carrying amounts and tax bases of the underlying assets and liabilities. The impact of adopting FAS 109 was not material to the financial statements of the business.

NOTE 3:  ACQUISITIONS

Effective March 1, 1994, the business acquired the assets and assumed certain liabilities of Critical Care America ("Critical Care") for approximately $175 million in cash. This transaction was accounted for using the purchase method of accounting. As such, operating results of Critical Care have been included in the financial statements of the business from the date of acquisition.
  The following summary, prepared on a pro forma basis, depicts Home Infusion's combined results of operations as if Critical Care had been acquired as of the beginning of the periods presented, after including the impact of certain adjustments, such as amortization of intangibles and related income tax effects. Actual results of the business for the year ended December 31, 1994 include a pre-tax charge of $25.0 million for estimated costs to integrate the operations of Critical Care (Note 4).

    Year ended December 31                         1994        1993
    (in millions)                                  ----        ----
    (unaudited)

    Net revenues                                  $473.0      $655.6
    Income (loss) before income taxes              ($7.9)      $15.8
    Net income (loss)                              ($4.5)       $9.2


These pro forma results do not anticipate any efficiencies from consolidating the Critical Care operations, are not necessarily indicative of what actually would have occurred if the Critical Care acquisition had been in effect for the entire periods presented, and are not intended to project future results.


NOTE 4:  RESTRUCTURING AND INTEGRATION CHARGES

The business recorded a pre-tax charge of $25.0 million in the first quarter of 1994 for estimated costs to integrate the operations of Critical Care, acquired in March 1994 (Note 3). This charge consists primarily of estimated exit costs to close redundant Home Infusion facilities and related headcount reductions. Accrued costs include severance ($16.8 million), lease commitments ($5.0 million), as well as fixed asset and other disposal costs ($3.2 million). The company also established a $54.4 million reserve via purchase method accounting, with no charge to income, for costs associated with the closing of redundant Critical Care facilities.
    Integration-related cash outlays during 1994 of $58.6 million for the activities cited above were funded through the "Advances from and payments to Caremark" account. Actual spending coincided with management's estimates. There were no unusual adjustments to these reserves during the year.
    During 1992, a pre-tax charge of $26.7 million was recorded for a restructuring program to reorganize sales and operations functions in the field, standardize operations throughout the business and consolidate certain facilities and administrative functions. Cumulative restructuring spending approximated $25.0 million as of December 31, 1994, of which $7.2 million was spent during 1994. Actual spending coincided with management's estimates.

NOTE 5:  FINANCIAL INSTRUMENTS

Financial instruments of the business primarily consist of cash and equivalents, receivables, payables, investments and debt obligations. The carrying value of these financial instruments approximated fair value at year-end.


NOTE 6:   TRADE RECEIVABLES

The business provides credit in the normal course of business to third-party payors (such as private insurers, Medicare and Medicaid), patients and private enterprises. Amounts due from Medicare and Medicaid approximated 29% and 30% of gross accounts receivable at December 31, 1994 and 1993, respectively. Revenues from Medicare and Medicaid approximated 22% and 23% of net revenues in 1994 and 1993, respectively. The company performs ongoing credit evaluations of its customers and maintains an allowance for doubtful accounts based on the collectibility of trade receivables. Credit losses have historically coincided with management's expectations.
   A summary of the activity in the allowance for doubtful accounts is presented below:


    Year ended December 31                         1994        1993
    (in millions)                                  ----        ----

    Balance, beginning of year                     $12.8       $29.5
    Provision for doubtful accounts                 22.6        31.1
    Write-offs, net of recoveries                  (27.0)      (31.1)
    Other (1)                                       (2.1)      (16.7)
                                                   -----       -----
    Balance, end of year                            $6.3       $12.8
                                                   =====       =====

    -----------
    (1) Represents valuation accounts of acquired or divested companies and account transfers.

NOTE 7:   OTHER BALANCE SHEET DATA

    Year ended December 31                         1994        1993
    (in millions)                                  ----        ----

    Property and equipment, net:
    Buildings and leasehold improvements          $ 3.7       $ 4.7
    Machinery and other equipment                  44.8        52.7
    Equipment leased to customers                  24.5        24.4
    Software costs                                  6.8         5.6
    Construction in progress                        3.7         0.6
                                                  -----       -----
    Property and equipment, at cost                83.5        88.0
    Accumulated depreciation and amortization     (53.8)      (55.2)
                                                  -----       -----
    Totals                                        $29.7       $32.8
                                                  =====       =====

    Accrued liabilities:
    Employee compensation and related taxes       $21.0       $16.2
    Restructuring and integration costs            22.5         8.9
    Other                                           9.9         4.9
                                                  -----       -----
    Totals                                        $53.4       $30.0
                                                  =====       =====


NOTE 8:   DEBT AND LEASE OBLIGATIONS

The business leases certain facilities and equipment under operating and capital leases expiring at various dates. Most of the operating leases contain renewal options. Total rent expense under operating leases approximated $20.5, $20.1 and $16.1 million in 1994, 1993 and 1992, respectively.
   Future minimum lease payments under capital and noncancelable operating leases and aggregate long-term debt maturities as of December 31, 1994 are summarized as follows:

    (in millions)                           Operating     Capital      Debt
                                             leases       leases    maturities
                                            ---------     -------   ----------
    1995                                      $10.8        $1.2        $0.4
    1996                                        7.7         0.2         0.1
    1997                                        4.5          --         0.3
    1988                                        2.0          --          --
    1999                                        0.9          --          --
    Thereafter                                  0.4          --          --
                                              -----        ----        ----
    Total obligations and commitments         $26.3        $1.4        $0.8
                                              =====        ====        ====


The net book value of capitalized lease property approximated $0.7 million at December 31, 1994.

Caremark maintains, on behalf of the business, a $20.0 million unsecured line of credit, primarily for granting partnership loans that mature in three years and bear interest at specified floating rates. At December 31, 1994 and 1993, there were no borrowings under this facility.


NOTE 9:  RETIREMENT PROGRAMS

Home Infusion participates in Caremark-sponsored retirement plans for all qualifying employees of the business. Liabilities and expenses related to these retirement programs have been allocated to the business based on its eligible payroll in relation to the eligible payroll of Caremark. Benefits are typically based on years of service and the employee's compensation during five of the last ten years of employment as defined by the plans. Caremark's funding policy is to make contributions, which meet or exceed the minimum requirements of the Employee Retirement Income Security Act of 1974, based on the projected unit credit actuarial cost method, and to limit such contributions to amounts currently deductible for tax reporting purposes. Pension expense allocated to the business was $2.8, $2.5 and $2.2 million for the years 1994, 1993 and 1992, respectively.
    Most employees of the business are eligible to participate in a qualified 401(k) plan sponsored by Caremark. Participants may contribute up to 12% of their annual compensation (limited in 1994 to $9,240 per individual) to the plan and Caremark matches the participants' contributions up to 3% of compensation.
   In 1992, the business adopted Statement of Financial Accounting Standards No. 106 ("FAS 106"), "Employers' Accounting for Postretirement Benefits Other Than Pensions", which requires the business to accrue costs for postretirement benefits over the service years of employees. The adoption of FAS 106 and its ongoing impact have not been material to the business' financial statements.
    In 1994, the business adopted Statement of Financial Accounting Standards No. 112 ("FAS 112"), "Employers' Accounting for Postemployment Benefits", which requires employers to accrue costs for postemployment benefits (including salary continuation, severance and disability benefits, job training and counseling and continuation of benefits such as health care and life insurance
coverage to former or inactive employees).   The adoption of FAS 112 was not
material to the business' financial statements.

NOTE 10:  INCOME TAXES

Income tax expense for the indicated years consists of the following:

    Year ended December 31                      1994      1993      1992
    (in millions)                               ----      ----      ----

    Current:
     Federal                                   ($12.6)   ($12.6)    $ 6.8
     State and Local                             (1.8)     (2.0)      1.1
                                               ------    ------     -----
    Current income tax expense (benefit)        (14.4)    (14.6)      7.9
                                               ======    ======     =====

    Deferred:
     Federal                                     11.1      16.7      (7.7)
     State and local                              1.6       2.6      (1.2)
                                               ------    ------     -----
    Deferred income tax expense (benefit)        12.7      19.3      (8.9)
                                               ------    ------     -----
    Income tax expense (benefit)                ($1.7)   $  4.7     ($1.0)
                                               ======    ======     =====


Deferred tax assets (liabilities) under FAS 109 are composed of the following:

    Year ended December 31                          1994        1993
    (in millions)                                   ----        ----

    Deferred tax assets:
     Bad debt and sales allowances                  $ 7.1       $ 3.6
     Restructuring and integration costs             10.8         4.4
     Accrued compensation and employee benefits       4.4         4.9
     Other accrued expenses                           1.2         1.2
                                                    -----       -----
    Deferred tax assets                             $23.5       $14.1
                                                    =====       =====

    Deferred tax liabilities:
     Accelerated depreciation and amortization      $25.3       $ 4.8
     Other                                            1.3        (0.3)
                                                    -----       -----
    Deferred tax liabilities                        $26.6       $ 4.5
                                                    -----       -----

    Net deferred tax assets (liabilities)           ($3.1)      $ 9.6
                                                    =====       =====

Income tax expense applicable to pre-tax income for financial reporting purposes differs from income tax expense calculated by using the U.S. federal income tax rate for the following reasons:

    Year ended December 31                               1994        1993       1992
    (in millions)                                        ----        ----       ----
    Income tax (benefit) expense at statutory rate      ($1.4)       $3.9      ($1.3)
      State and local taxes                              (0.2)        0.6       (0.2)
      Non-deductible goodwill                             0.1         0.2        0.3
      Non-deductible meals and entertainment              0.2         0.1        0.1
      Other                                              (0.4)       (0.1)       0.1
                                                        -----        ----      -----
    Income tax expense (benefit)                        ($1.7)       $4.7      ($1.0)
                                                        =====        ====      =====

All income taxes related to the business have been paid by Caremark.


NOTE 11:  COMMITMENTS AND CONTINGENT LIABILITIES

Caremark was notified in August 1991 that the Office of the Inspector General of the U.S. Department of Health and Human Services (the "OIG") and the U.S. Department of Justice, with subsequent grand jury participation, were investigating Caremark. The nature, scope, timing and outcome of the investigation are not currently determinable. Caremark has provided and continues to provide information and documents in connection with the investigation.
   Caremark is in discussions with the OIG and the U.S. Department of Justice to settle the investigation. Because certain state agencies are conducting related investigations of Caremark, representatives of various state health care programs are participating in these discussions. Caremark is seeking to settle all aspects of the investigation including any potential claims by the federal government or any state agency, as applicable, under the federal laws prohibiting payment of remuneration to induce the referral of Medicare and Medicaid beneficiaries (the "Medicare Referral Payments Law"), the federal False Claims Act (the "False Claims Act") or any other federal or state civil or criminal statute. No assurances can be given with regard to the outcome of these settlement discussions. Criminal penalties under the Medicare Referral Payments Law could include fines of up to $25,000 per violation or up to five years imprisonment, or both. Criminal penalties under the Medicare Referral Payments Law could be increased, under the alternative fines statute, to include fines of up to $500,000 per violation. Fines could be increased to a maximum of two times the amount of gross gain or loss in connection with the violation under the alternative fines statute, and could also be increased under the Federal Organizational Sentencing Guidelines. Civil penalties under the Medicare Referral Payments Law include exclusion from participation in the Medicare and Medicaid programs; civil penalties under the False Claims Act could include fines of up to $10,000 per claim and treble damages. If imposed, such penalties, although not estimable at this time, could have a material adverse effect on the company's business or on its income, cash flows or financial condition. In conjunction with the sale of the business, Caremark will retain liability for this investigation.
   The business is party to various other commitments, claims and routine litigation arising in the ordinary course of business. Based on the advice of counsel, management does not believe that the result of such commitments, claims and litigation, individually or in the aggregate, will have a material effect on the business or its income, cash flows or financial condition.

NOTE 12:  RELATED PARTY TRANSACTIONS

The business participated in a centralized cash management program administered by Caremark. Advances from Caremark or excess cash sent to Caremark have been treated as an adjustment to Divisional Equity. No interest has been charged on this balance. Intercompany receivables and payables have historically been settled in the normal course of business, usually within 90 days, and are not interest bearing. The net intercompany balances have been included in the combined balance sheets as "Divisional Equity".
   Caremark has provided to Home Infusion certain legal, treasury, regulatory, insurance, benefits, administrative services and facilities. Charges for these services to Home Infusion have been based on allocation of Caremark's actual direct and indirect costs using varying allocation methods designed to estimate actual costs incurred by Caremark to render these services to the business.
The allocation methodology is consistent with the methods used by Caremark to allocate the cost of similar services to its other business units. The allocated costs of these services as reflected in the combined statements of operations were $11.0, $5.1 and $4.0 million in 1994, 1993 and 1992, respectively. No provision has been made for possible incremental costs that may have been incurred had Home Infusion operated as a stand-alone entity for the periods presented. The business has provided facilities, nursing and other services to other operating units of Caremark. Reimbursement for these services have been at arm's length pricing and have not been material to the results of operations.


NOTE 13:  SUBSEQUENT EVENT

In January 1995, Caremark entered into a definitive agreement to sell specified assets and liabilities of the business to Coram Healthcare Corporation for approximately $310 million in cash and securities, not to exceed $328 million, subject to net asset adjustments. Both companies' Boards of Directors have approved the transaction. The sale is subject to government approval under the Hart-Scott-Rodino Act and other conditions. Assets and liabilities excluded from the sale include cash, specified receivables and fixed assets, income taxes, legal, employee benefit and certain restructuring/integration obligations and specified deferred purchase obligations.

                                 EXHIBIT INDEX



EXHIBIT
  NO.                              DESCRIPTION
- - -------                            -----------
99.A         Press Release Issued by the Company on January 30, 1995.

99.B         Press Release Issued by the Company on April 6, 1995.

99.C         Asset Sale and Note Purchase Agreement dated as of January 29, 1995, among Coram
             Healthcare Corporation, Caremark International Inc. and Caremark Inc, as
             amended April 1, 1995.

99.D         Credit Agreement dated as of April 6, 1995 among Coram Healthcare Corporation, Coram,
             Inc., the lenders named therein and Chemical Bank as Administrative Agent, as Collateral
             Agent and as Fronting Bank.

99.E         Securities Purchase Agreement, and Form of Subordinated Bridge Note, dated as of April
             6, 1995 among Coram, Inc., as Issuer, Coram Funding, Inc., as initial Purchaser and Coram
             Healthcare Corporation.

99.F         $75 million 7% Convertible Subordinated PIK Note and $25 million 12% Non-Convertible
             Subordinated PIK Note.


